Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-8 No. 333-217389) pertaining to the Warrior Met Coal, Inc. 2017 Equity Incentive Plan

Registration Statement (Form S-8 No. 333-223049) pertaining to the Warrior Met Coal, LLC 2016 Equity Incentive Plan, and

Registration Statement (Form S-3 ASR No. 333-290547) pertaining to the registration of debt securities, common stock, preferred stock, rights, depositary shares, warrants, and purchase contracts;

of our reports dated February 12, 2026, with respect to the financial statements of Warrior Met Coal, Inc. and the effectiveness of internal control over financial reporting of Warrior Met Coal, Inc. included in this Annual Report (Form 10-K) of Warrior Met Coal, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Birmingham, Alabama

February 12, 2026